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                                                                     EXHIBIT 3.1




                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                             MSX INTERNATIONAL, INC.



         MSX INTERNATIONAL, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "GCL"), does hereby certify that:


         1. The name of the corporation is MSX INTERNATIONAL, INC. (the "Corporation"). The original Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on November 8, 1996 and a certified copy was recorded in the Office of the Recorder of New Castle County, Delaware. A Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on January 3, 1997. A Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on January 7, 1997. A Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on January 22, 1998 and another Certificate of Amendment to the Restated Certificate of Incorporation of the Corporation was filed in the Office of the Secretary of State of Delaware on December 29, 2000.

         2. This Amended and Restated Certificate of Incorporation (i) was duly adopted by the unanimous written consent of the Board of Directors and by a written consent of stockholders holding not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present and voted in accordance with Sections 141(f), 228 and 242 of the Delaware General Corporation Law and (ii) amends, restates and integrates the provisions of the Restated Certificate of Incorporation of the Corporation as in effect immediately prior to the filing hereof.

         3. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

         FIRST: The name of the corporation is MSX International, Inc. (hereinafter the "Corporation").

         SECOND: The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, the City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.


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         THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "GCL").

         FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is 401,500,000 shares, consisting of 400,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock"), and 1,500,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The Common Stock will consist of two classes of Common Stock, as follows:

         (i) 200,000,000 shares of Class A Common Stock, $.01 par value per share (the "Class A Common"), consisting of five series designated as follows:

         (v) 25,000,000 shares of Series A-1 Common Stock, $.01 par value per share (the "Series A-1 Common"),

         (w) 25,000,000 shares of Series A-2 Common Stock, $.01 par value per share (the "Series A-2 Common"),

         (x) 25,000,000 shares of Series A-3 Common Stock, $.01 par value per share (the "Series A-3 Common"),

         (y) 25,000,000 shares of Series A-4 Common Stock, $.01 par value per share (the "Series A-4 Common") and

         (z) 100,000,000 shares of Series I Common Stock, $.01 par value per share (the "Series I Common").

         (ii) 200,000,000 shares of Class B Common Stock, $.01 par value per share (the "Class B Common"), consisting of five series designated as follows:

         (v) 25,000,000 shares of Series B-1 Common Stock, $.01 par value per share (the "Series B-1 Common"),

         (w) 25,000,000 shares of Series B-2 Common Stock, $.01 par value per share (the "Series B-2 Common"),

         (x) 25,000,000 shares of Series B-3 Common Stock, $.01 par value per share (the "Series B-3 Common"),

         (y) 25,000,000 shares of Series B-4 Common Stock, $.01 par value per share (the "Series B-4 Common") and

         (z) 100,000,000 shares of Series II Common Stock, $.01 par value per share (the "Series II Common").

         Effective on December 29, 2000, each share of Series A-1 Common issued and outstanding shall constitute 200 shares of Series A-1 Common, each share of





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Series A-2 Common issued and outstanding shall constitute 200 shares of Series
A-2 Common, each share of Series A-3 Common issued and outstanding shall constitute 200 shares of Series A-3 Common and each share of Series A-4 Common issued and outstanding shall constitute 200 shares of Series A-4 Common.

         The Preferred Stock will consist of two classes of Preferred Stock, as follows:

         (i) 500,000 shares of Series A Preferred Stock, $.01 par value per share (the "Series A Preferred"), and

         (ii) 1,000,000 shares of a class of Preferred Stock constituting New Preferred Stock, $.01 par value per share, in one or more series, the terms of which may be set forth by resolution of the Board of Directors, as provided by
Section 1 of Part III of Article FOURTH (the "New Preferred Stock").

                                     PART I

                                   DEFINITIONS

     (1) The following terms shall have the following meanings in this Certificate of Incorporation (such definitions to be equally applicable to both singular and plural forms of the terms defined):

         "Accounting Determination" has the meaning provided in the Stockholders' Agreement.

         "Additional Exchange Notice" means a notice to the Corporation from a holder of shares of Series A Preferred requesting that the Corporation exchange an amount of such holder's shares of Series A Preferred up to the amount of the Exchange Shares in accordance with the terms of an Exchange Offer delivered by the Corporation to such holder.

         "Affiliate" means with respect to any Person, any other Person that controls, is controlled by or is under common control with such Person. For the purposes of this definition, "control" (including its correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, by contract or otherwise.

         "Board of Directors" means the board of directors of the Corporation.

         "Business Day" means a day, other than a Saturday or Sunday, on which banks in New York, New York are open for business.


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         "Exchange Notice" means a notice to the Corporation from the
Institutional Stockholders holding a majority of the issued and outstanding shares of Series A Preferred Stock held by the Institutional Stockholders (as such terms are defined in the Stockholders' Agreement) (the "Initiating Holders"), which (A) states that such holder or holders propose to exchange shares of Series A Preferred held by the Initiating Holders and to sell the Junior Debentures obtained upon such exchange to the persons identified in such notice (each, an "Offeree"), (B) sets forth the number of shares of Series A Preferred proposed to be so exchanged and the material terms and conditions of such sale (including the purchase price therefor) and (C) irrevocably offers each other holder of Series A Preferred the right to participate in the sale to the Offeree of Junior Debentures on the same terms and conditions as the Initiating Holders in an amount equal to the product of (x) the total number of shares of Series A Preferred held by such holder and (y) a fraction, the numerator of which is the number of shares of Series A Preferred requested to be exchanged by the Initiating Holders in such Exchange Notice and the denominator of which is the total number of shares of Series A Preferred held by such Initiating Holders.

         "Exchange Shares" means, with respect to any Exchange Notice, that amount of shares of Series A Preferred held by each holder of shares of Series A Preferred (other than the Initiating Holders) which is equal to the product of
(x) the total number of shares of Series A Preferred held by such holder and (y) a fraction, the numerator of which is the number of shares of Series A Preferred requested to be exchanged by the Initiating Holders in such Exchange Notice and the denominator of which is the total number of shares of Series A Preferred held by such Initiating Holders.

         "Person" or "person" means an individual, partnership, corporation, limited liability company or partnership, trust, unincorporated organization, joint venture, government (or agency or political subdivision thereof) or any other entity of any kind.

         "Qualifying Offering" has the meaning provided in the Stockholders' Agreement.

         "Regulatory Problem" has the meaning provided in the Stockholders' Agreement.

         "Sale of the Company" has the meaning provided in the Stockholders' Agreement.

         "Securities Act" means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder.

         "Stockholders' Agreement" means the Amended and Restated Stockholders' Agreement effective as of November 28, 2000 by and among the Corporation and its stockholders as in effect on the date hereof, in the form attached hereto as Exhibit A.

         "Tax" or "Taxes" means all Federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank


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shares, withholding, payroll, employment, excise, property, alternative or add-on minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto.

     (2) The following terms, when used in this Certificate of Incorporation, shall have the meanings provided for such terms in the Sections set forth below (such definitions to be equally applicable to both singular and plural forms of the terms defined):

                                              Section (Part)
           Term                               of Article FOURTH

           Class A Common                     preamble
           Class B Common                     preamble
           Common Stock                       preamble
           Conversion Event                   6(c)(Part II)
           Date of Issuance                   1(c) (Part III)
           Designated Shares                  6 (Part III)
           Dividend Payment Date              3(b) (Part III)
           Dividend Period                    3(b) (Part III)
           Dividend Rate                      3(b) (Part III)
           Exchange Date                      6 (Part III)
           Exchange Offer                     6 (Part III)
           Exchange Period                    6 (Part III)
           Initiating Holders                 definition of Exchange Notice
           Junior A Stock                     3(e)(Part III)
           Junior Debenture Exchange Notice   6 (Part III)
           Junior Debenture Value             6 (Part III)
           Junior Debentures                  6 (Part III)
           New Preferred Stock                preamble
           Offeree                            definition of Exchange Notice
           Preferred Liquidation Value        3(d) (Part III)
           Preferred Stock                    preamble
           Redemption Date                    4(a) (Part III)
           Redemption Event                   4(a) (Part III)
           Redemption Price                   4(a) (Part III)
           Retained Exchange Shares           6 (Part III)
           Retained Exchange Share Notice     6 (Part III)
           Retained Junior Debentures         6 (Part III)
           Sale Debentures                    6 (Part III)
           Series A-1 Common                  preamble
           Series A-2 Common                  preamble
           Series A-3 Common                  preamble
           Series A-4 Common                  preamble
           Series A Preferred                 preamble
           Series B-1 Common                  preamble



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           Series B-2 Common                  preamble
           Series B-3 Common                  preamble
           Series B-4 Common                  preamble
           Series I Common                    preamble
           Series II Common                   preamble
           Special Redemption                 4(d) (Part III)
           Stated Value                       1(c) (Part III)

                                    PART II

                                  COMMON STOCK

     The powers and rights of the shares of each class (and series) of Common Stock, and the qualifications, limitations or restrictions thereof, are set forth in this Part II.

     (1) Voting Rights Generally.


         (a) Except as expressly provided herein or as required under the GCL, on all matters to be voted on by the Corporation's stockholders, (i) each holder of record of shares of Class A Common will be entitled to one vote per share so held and (ii) holders of record of shares of Class B Common will be entitled to no voting rights.

         (b) Except as expressly required under the GCL, on any matter on which holders of shares of Class B Common shall be entitled to vote, they shall be entitled to one vote per share, voting together as a single class with the holders of shares of the Class A Common.

     (2) Voting Rights of the Board of Directors. The holders of shares of the classes and series of Common Stock shall have the right to elect members of the Board of Directors, and the Board of Directors shall vote on matters as described below:

              (i) The Board of Directors shall have such number of members as may be determined by the Board of Directors, except that it shall have no less than five (5) members and such determination shall be subject to any rights to designate members of the Board of Directors provided to holders of New Preferred Stock in the resolution or resolutions providing for the issuance of such New Preferred Stock adopted by the Board of Directors. Subject to the terms of the Stockholders' Agreement, the members of the Board of Directors shall act by the affirmative vote of directors on the Board of Directors having a majority of the votes entitled to be cast at a meeting at which a quorum is present. The Board of Directors may also take action by the unanimous written consent of the directors.

              (ii) The holders of the shares of the Class A Common, voting together as a single class, shall be entitled to elect the members of the Board of Directors by the plurality vote of the holders of such issued and outstanding shares, subject, however, to any rights to designate members of the Board of Directors provided to holders of New Preferred Stock in the resolution or resolutions providing for the issuance of such New Preferred Stock adopted by the Board of Directors.


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     (3) Dividends. When and as dividends are declared or paid on shares of
Common Stock, whether in cash, property or securities, each holder of record of shares of Common Stock will be entitled to a ratable portion of such dividend, based upon the number of shares of Common Stock then held of record by each such holder; provided that if dividends are declared in shares of Common Stock, such dividends will be declared and paid at the same rate per share on each class (or series) of Common Stock, and, unless the Corporation obtains the prior affirmative vote or written consent of at least fifty-one percent (51%) of the issued and outstanding shares of each class (or series) of Common Stock, dividends payable in shares of a specific class (or series) of Common Stock will be payable only to holders of that particular class (or series) of Common Stock; provided, further, that any dividend or distribution payable to one class (or series) of Common Stock entitles the other class (or series) of Common Stock to the same form and distribution amount (except as provided for in (b) below) on the same date, and (b) if the dividends consist of voting securities of the Corporation, the Corporation will make available to each holder of Class B Common, at such holder's request, dividends consisting of non-voting securities of the Corporation, which are otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities on the same terms as the shares of Class B Common are convertible into the shares of Class A Common.

     (4) Stock Splits; Combinations. If the Corporation, in any manner, subdivides or combines (by stock split, stock dividend or otherwise) the issued and outstanding shares of any class or series of Common Stock, the issued and outstanding shares of each of the other classes and series of Common Stock will be proportionately subdivided or combined, unless the Corporation obtains the prior affirmative vote or consent of the holders of all of the issued and outstanding shares of the Class A Common and the Class B Common voting together as a single class.

     (5) Liquidation.


         (a) Ratable Participation. The holders of the Common Stock will be entitled to share ratably, on the basis of the number of shares of Common Stock then held by each such holder, in all distributions to the holders of the Common Stock in any liquidation, dissolution or winding-up of the Corporation.

         (b) Mergers, etc. Neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

     (6) Conversion.


         (a) Optional Conversion of Class A Common. Each share of (I) Series A-1 Common is convertible into one share of Series B-1 Common, (II) Series A-2 Common is convertible into one share of Series B-2 Common, (III) Series A-3 Common

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is convertible into one share of Series B-3 Common, (IV) Series A-4 Common is convertible into one share of Series B-4 Common and (V) Series I Common is convertible into one share of Series II Common, in each case at the option of the holder thereof in the event that the holder thereof has determined that it (or its Affiliates, other than the Corporation) might be subject to a Regulatory Problem or an Accounting Determination as a result of its holdings of shares of any series of Class A Common.

         (b) Optional Conversion of Class B Common. Each share of (I) Series B-1 Common Stock is convertible into one share of Series A-1 Common, (II) Series B-2 Common is convertible into one share of Series A-2 Common, (III) Series B-3 Common is convertible into one share of Series A-3 Common, (IV) Series B-4 Common is convertible into one share of Series A-4 Common and (V) Series II Common is convertible into one share of Series I Common, in each case at the option of the holder thereof, so long as the holder thereof has determined that none of it or its Affiliates, other than the Corporation, will be subject to a Regulatory Problem or an Accounting Determination as a result of its holdings of shares of any series of Class A Common.

         (c) Automatic Conversion. Upon the consummation of a Qualifying Offering or of a Sale of the Company (a "Conversion Event") (i) each share of Series A-1 Common, Series A-2 Common, Series A-3 Common and Series A-4 Common shall be automatically converted into one fully paid and non-assessable share of Series I Common and (ii) each share of Series B-1 Common, Series B-2 Common, Series B-3 Common and Series B-4 Common shall be automatically converted into one fully paid and non-assessable share of Series II Common.

         (d) Conversion Procedure.

              (i) Each conversion pursuant to Section 6(a) or 6(b) of this Part II of shares of one series of Class A Common (or series of Class B Common, as the case may be) into the shares of the corresponding series of Class B Common (or Class A Common, as the case may be) will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with written notice by the holder of such shares stating (x) that the holder desires to convert the shares, or a stated number of the shares, of a series of Class A Common or series of Class B Common (as the case may be), (y) with respect to any conversion of one or more series of Class A Common into one or more series of Class B Common, that such holder has determined that such conversion is because of a Regulatory Problem or an Accounting Determination and
(z) with respect to any conversion of one or more series of Class B Common into one or more series of Class A Common, that such holder has determined that such conversion will not result in a Regulatory Problem or an Accounting Determination for any of such holder or its Affiliates (other than the Corporation).

              (ii) Each conversion pursuant to Section 6(a) or 6(b) of this Part II will be deemed to have been effected as of the close of business on the date on which such certificate or certificates were surrendered and such notice was received. Each automatic conversion pursuant to Section 6(c) of this Part II will be deemed to have


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been effected as of the closing of the Qualifying Offering or the date upon which the Sale of the Company occurs (as the case may be). At such time the rights of the holder of the converted Common Stock as such holder will cease and the person or persons in whose name or names the certificate or certificates for shares of such other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

         (iii) Following each surrender of certificates and the receipt of such written notice, the Corporation will issue and deliver in accordance with the surrendering holder's instructions (A) the certificate or certificates for the class of Common Stock issuable upon such conversion and (B) a certificate representing any Common Stock which was represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which was not converted.

         (iv) The Corporation will at all times reserve and keep available out of its authorized but unissued shares of each series of Class A Common and each series of Class B Common the number of such shares sufficient for issuance upon conversion of any series of Class A Common and Class B Common hereunder.

         (v) The Corporation will not close its books against the transfer of any class (or series) of Common Stock in any manner which would interfere with the timely conversion of any class (or series) of Common Stock.

         (vi) The Corporation shall not issue any shares of Series A-1 Common, Series A-2 Common, Series A-3 Common, Series A-4 Common, Series B-1 Common, Series B-2 Common, Series B-3 Common or Series B-4 Common following the occurrence of a Conversion Event.

         (vii) Prior to the occurrence of a Conversion Event, the Corporation shall not issue any shares of Series I Common or Series II Common.

     (7) Merger Consideration. Without the prior consent of the holders of at least fifty-one percent (51%) of the shares of each class (and series) of Common Stock, the Corporation will not merge, consolidate or effect a recapitalization unless, in connection with any such merger, consolidation or recapitalization in which holders of any class or series of Common Stock generally receive, or are given the opportunity to receive, consideration for their shares, all holders of all classes or series of Common Stock shall be given the opportunity to receive the same form and amount of consideration per share.

                                    PART III

                                 PREFERRED STOCK

     (1) Designation.

         (a) Series A Preferred. One class of Preferred Stock is hereby created with the designations, powers, preferences and rights set forth herein. The Corporation is


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authorized to issue a class of Preferred Stock designated as "Series A Preferred
Stock" consisting of 500,000 shares.

         (b) New Preferred Stock. The Board of Directors is authorized to issue, in one or more series, shares of New Preferred Stock. The New Preferred Stock shall have voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issuance of such New Preferred Stock adopted by the Board of Directors.

         (c) Stated Value; Date of Issuance. The shares of Series A Preferred shall have a stated value of (i) $100 for the Series A Preferred (the "Stated Value"). No shares of Series A Preferred will be issued except as part of the original issuance thereof. The date on which the Corporation initially issues any share of Preferred Stock will be deemed its "Date of Issuance" regardless of the number of times transfer of such share is made on the stock records of the Corporation and regardless of the number of certificates which may be issued to evidence such share.

         (d) Ranking. For so long as any shares of Series A Preferred are issued and outstanding, the Corporation will not issue any series of Preferred Stock which will be senior or pari passu with respect to payment of dividends, other distributions, preference on redemption or liquidation rights or otherwise; provided, however, that more than fifty-one percent (51%) (in accordance with Section 2 of this Part III) of the holders of the shares of Series A Preferred, voting separately as a class, may consent to the issuance of Preferred Stock ranking senior or pari passu to the Series A Preferred.

     (2) Voting.


         (a) No Voting Rights Generally. Except as otherwise provided specifically herein or required by law, none of the shares of Series A Preferred shall have any voting rights.

         (b) Series A Preferred Consent Required. For so long as shares of Series A Preferred are issued and outstanding, the affirmative vote or consent of the holders of more than fifty-one percent (51%) of all of the shares of Series A Preferred at the time issued and outstanding, voting separately as a class, given in person or by proxy either in writing (as may be permitted by law and the Certificate of Incorporation and By-laws of the Corporation) or at any special or annual meeting, shall be necessary to permit, effect or validate the taking of any of the following actions by the Corporation, whether such actions are effected directly or through a merger or another transaction (provided that, no such affirmative vote or consent shall be required in connection with a merger or other transaction which would result in a Sale of the Company, including any merger or other transaction to be effected pursuant to the exercise of the Drag-Along Right, as such term is defined in the Stockholders' Agreement, so long as prior to or simultaneously with completion of that transaction, the Series A Preferred will be redeemed in full):

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              (i) the amendment of the Certificate of Incorporation or By-laws of the Corporation, or the alteration or change of the powers, rights, privileges or preferences of the Series A Preferred, if such amendment, alteration or change would adversely affect any of the powers, rights, privileges or preferences of the holders of the Series A Preferred;

              (ii) the authorization of (or issuance of any shares of) any class of Preferred Stock which ranks senior to or pari passu with the Series A Preferred with respect to dividends, other distributions or upon redemption, liquidation, dissolution or winding-up of the Corporation;

              (iii) the increase of the number of shares of Series A Preferred authorized for issuance; or

              (iv) the issuance after the Original Closing Date (as such term is defined in the Stockholders' Agreement) of any shares of Series A Preferred (excluding the issuance of share certificates upon transfers or exchanges of shares by holders (other than the Corporation) thereof or upon replacement of lost, stolen, damaged or mutilated share certificates), except for issuances of shares of Series A Preferred which have been redeemed or otherwise acquired by the Company or any of its subsidiaries pursuant to the Stockholders' Agreement to officers, directors or employees of the Corporation or any of its subsidiaries.

     (3) Dividends; Cash and Stock Dividends.


         (a) Dividends will be payable on each share of Series A Preferred, in cash, as provided herein when, as and if declared by the Board of Directors, to the extent funds are legally available therefor.

         (b) Rates; Dates Payable. Dividends on shares of Series A Preferred will be payable in cash at a rate per annum equal to 12% of the Preferred Liquidation Value thereof (the "Dividend Rate"). Such dividends shall be payable semi-annually on June 30 and December 31 of each year, commencing on June 30, 1997 (each such date hereinafter referred to as a "Dividend Payment Date" and each such dividend period hereinafter referred to as a "Dividend Period") (or, if such date is not a Business Day, then on the next succeeding Business Day), to the holders of record as they appear on the register of the Corporation for the shares of such Series A Preferred.

         (c) The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred entitled to receive payment of the dividends payable pursuant to Section 3(b), which record date shall not be more than 60 days prior to the Dividend Payment Date.

         (d) Accrual.

              (i) Dividends on the shares of Series A Preferred shall accrue cumulatively on a daily basis and shall accrue from the Date of Issuance to and including the date on which the redemption of such share of Series A Preferred shall have been


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effected or on which such share shall have been exchanged for Junior Debentures pursuant to Section 6 of this Part III or on which full payment with respect to such share shall have been made pursuant to any liquidation, dissolution or winding-up of the Corporation, whether or not such dividends have been declared and whether or not there shall be (at the time such dividends became or become payable or any other time) profits, surpluses or other funds of the Corporation legally available for the payment of dividends.

              (ii) To the extent not paid on any Dividend Payment Date, all dividends which have accrued on any share of Series A Preferred then outstanding during the period from and including the preceding Dividend Payment Date (or from and including the Date of Issuance in the case of the initial Dividend Payment Date) to (but excluding) such Dividend Payment Date shall be added on such Dividend Payment Date to the Preferred Liquidation Value of such share of Series A Preferred (so that, without limitation, dividends shall thereafter accrue in respect of the amount of such accrued but unpaid dividends) and shall remain a part thereof until (but only until) such dividends are paid. The "Preferred Liquidation Value" of any share of Series A Preferred as of a particular date shall be equal to the sum of $100 plus an amount equal to any accrued and unpaid dividends (whether or not earned or declared) on such share of Series A Preferred added to the Preferred Liquidation Value of such share of Series A Preferred on any Dividend Payment Date pursuant to this Section 3(d) and not thereafter paid.

         (e) Priority for Series A Preferred. For so long as any shares of Series A Preferred shall be outstanding, no dividend or distribution, whether in cash, stock or other property, shall be paid, declared and set apart for payment or made on any date on or in respect to the Common Stock, or any other class or series of stock of the Corporation ranking junior to the Series A Preferred (together with the Common Stock, a "Junior A Stock") as to dividends or distributions of assets upon liquidation, dissolution or winding up, and no payment on account of the redemption, purchase or other acquisition or retirement for value by the Corporation of shares of Common Stock or any other Junior A Stock shall be made on any date unless, in each case, the full amount of unpaid dividends accrued on all outstanding shares of Series A Preferred shall have been paid or contemporaneously are declared and paid; provided, however, that the foregoing provisions of this sentence shall not prohibit (i) a dividend payable solely in shares of Common Stock or any other Junior A Stock,
(ii) the acquisition of any shares of any Common Stock or any other Junior A Stock upon conversion or exchange thereof into or for any shares of any other class of Common Stock or other Junior A Stock or (iii) the acquisition of any shares of Common Stock pursuant to the Stockholders' Agreement.

         (4) Redemption.

         (a) Redemption by the Corporation.

              (i) To the extent funds are legally available therefor, on the earlier of (x) December 31, 2008, or if such date is not a Business Day then on the next Business Day, and (y) the date on which a Sale of the Company occurs, the Corporation shall redeem at the Redemption Price therefor all issued and outstanding shares of Series

A Preferred (the events described in either clause (x) or (y) are each referred to herein as a "Redemption Event").

              (ii) To the extent funds are legally available therefor, on any Business Day prior to June 30, 2008, the Corporation, at its option, may redeem at the Redemption Price therefor all or any portion of the shares of Series A Preferred then issued and outstanding.

              (iii) The date on which shares of Series A Preferred are required to be redeemed pursuant to this Section 4 is referred to herein as the "Redemption Date." If, on the Redemption Date, there shall be insufficient funds of the Corporation legally available for the complete redemption of the Series A Preferred, such amount of the funds as is legally available shall be used for the redemption obligation as described in Section 4(d) of this Part III. If the Corporation shall fail to discharge its obligation to redeem shares of the Series A Preferred upon the occurrence of a Redemption Event, such obligation shall be discharged as soon as the Corporation is permitted by law to discharge such obligations. Such redemption obligation shall be cumulative so that if such obligation shall not be fully discharged for any reason, all funds legally available therefor shall immediately be applied thereto upon receipt by the Corporation until such obligation is discharged. The redemption price (the "Redemption Price") for each outstanding share of Series A Preferred to be redeemed pursuant to this Section 4(a) shall be the Preferred Liquidation Value thereof as of the Redemption Date.

         (b) Payment of Redemption Price. Each payment of the Redemption Price in accordance with Section 4(a)(iii) of this Part III shall be made to the holder of each share of Series A Preferred being redeemed, upon surrender by such holder at the Corporation's principal executive office of the certificate representing such share of Series A Preferred, duly endorsed in blank or accompanied by an appropriate form of assignment.

         (c) Redeemed Shares not to be Reissued. All shares of Series A Preferred redeemed pursuant to Section 4(a) of this Part III shall be retired and canceled and shall not thereafter be reissued. This Section shall not apply to any shares of Series A Preferred which are otherwise redeemed, purchased or acquired by the Corporation.

         (d) Amount of Shares of Series A Preferred Redeemed. The Corporation or any Subsidiary may acquire shares of the Series A Preferred from time to time as provided by the terms of the Stockholders' Agreement without redeeming or otherwise acquiring all or any other issued and outstanding shares of the Series A Preferred (such acquisition, a "Special Redemption"). Except with respect to any Special Redemption, if less than all of the issued and outstanding shares of Series A Preferred are to be redeemed pursuant to this Section 4, the Corporation shall determine the shares of Series A Preferred held by each holder of such series to be redeemed as hereinafter provided. The number of shares of Series A Preferred to be redeemed from each holder thereof shall be the number of shares determined by multiplying the total number of shares of Series A Preferred to be redeemed by a fraction, the numerator of which shall be the total number of shares of Series A Preferred then held by such holder and the denominator of which shall be the total number of shares of Series A Preferred then issued and outstanding.

         (e) Notice of Redemption. Notice of the redemption of shares of Series A Preferred pursuant to Section 4(a) of this Part III, specifying the time and place of redemption and the Redemption Price, shall be mailed by certified or registered mail, return receipt requested, to each holder of record of shares to be redeemed, at the address for such holder shown on the stock records of the Corporation not less than ten (10) Business Days prior to the date on which such redemption is to be made; provided, that neither failure to give such notice nor any defect therein shall affect the validity of the proceeding for the redemption of any shares of Series A Preferred to be redeemed. Such notice shall also specify the number of shares of Series A Preferred of each holder thereof and the certificate numbers thereof which are to be redeemed. In case less than all the shares of Series A Preferred represented by any certificate are redeemed, a new certificate representing the unredeemed shares of Series A Preferred shall be issued to the holder thereof without cost to such holder.

         (f) Dividends After Redemption Date. Unless the Redemption Price is not made available on the Redemption Date to the holder of a share of Series A Preferred, then from and after the Redemption Date, such share of Series A Preferred shall not be entitled to any dividends accruing after such date, all rights of the holder of such share of Series A Preferred as a stockholder of the Corporation by reason of the ownership of such share of Series A Preferred shall cease, except the right to receive the Redemption Price of such share of Series A Preferred upon the presentation and surrender of the certificate representing such share of Series A Preferred, and such share of Series A Preferred shall not after such date be deemed to be outstanding for any purpose.

     (5) Liquidation Rights.


         (a) Preference for Series A Preferred. Upon the dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, the holders of issued and outstanding shares of Series A Preferred shall be entitled to receive for each such share, out of the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of Common Stock or any other Junior A Stock, an amount per share of Series A Preferred, in cash, equal to the Preferred Liquidation Value of such shares as of the date of final distribution. If upon any such dissolution, liquidation or winding-up of the Corporation, the assets of the Corporation available for distribution to stockholders shall be insufficient to provide for the payment in full of the preference accorded to the Series A Preferred hereunder, then such assets shall be distributed ratably among the shares of Series A Preferred.

         (b) Preferences are not Participating. After the payment to the holders of the shares of Series A Preferred of the full preferential amounts provided for in Section 5 of this Part II the holders of shares of Series A Preferred shall have no right or claim to any of the remaining assets of the Corporation.

         (c) Mergers, etc. Neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation, merger or other business combination of the Corporation with or into one or more corporations shall be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary, of the Corporation.

     (6) Exchange of Series A Preferred.

              (i) During the period of forty-five (45) days (the "Exchange Period") following the receipt by the Corporation of any Exchange Notice, to the extent that the Corporation is then permitted by law, the Corporation may elect to exchange all (but not less than all) of the shares of Series A Preferred requested to be exchanged in such Exchange Notice and the Exchange Shares designated to be exchanged in the Additional Exchange Notices furnished with respect to such Exchange Notice pursuant to Section 6(ii) of this Part III, for the Corporation's 12% Junior Subordinated Debentures due 2008 in the form attached hereto as Exhibit B (the "Junior Debentures") in a principal amount for each such share (the "Junior Debenture Value") equal to the Preferred Liquidation Value thereof as of the relevant Exchange Date.

              (ii) In the event that the Corporation elects to exchange shares of Series A Preferred after the receipt of an Exchange Notice, the Corporation shall promptly (and in any event within the Exchange Period) provide notice thereof to all holders of record of shares of Series A Preferred (other than the Initiating Holders), such notice (an "Exchange Offer") to:

                    (A) include a copy of the Exchange Notice,

                    (B) set forth the number of Exchange Shares held by each such holder that may be exchanged by the Corporation for Junior Debentures,

                    (C) request that each such holder furnish an Additional Exchange Notice indicating (I) the number of Exchange Shares which such holder requests to be exchanged for Junior Debentures and to be retained by such holder following such exchange (the "Retained Junior Debentures"), (II) the number of Exchange Shares which such holder requests to be exchanged for Junior Debentures and to be sold to the Offeree(s) on the same terms as set forth in the Exchange Notice (the "Sale Debentures") and (III) the number of Exchange Shares not designated by such holder as either Retained Junior Debentures or Sale Debentures (the shares not so designated, the "Retained Exchange Shares") and which shall be exchangeable by such holder for Junior Debentures pursuant to clause (vi) of this Section 6.

Any holder may deliver an Additional Exchange Notice specifying the number of the Retained Junior Debentures, the Sale Debentures and the Retained Exchange Shares to the Corporation within fifteen (15) days of the giving of the related Exchange Offer. Any request to exchange Exchange Shares pursuant to an Additional Exchange Notice shall be irrevocable. An offer set forth in an Exchange Notice may only be accepted in an

Additional Exchange Notice which is timely given in accordance with the provisions of Section 6 of this Part II.

         (iii) Within ten (10) days after the expiration of the fifteen (15) day period in which an Additional Exchange Notice is required to be delivered, the Corporation shall give written notice to the holders of shares of Series A Preferred (a "Junior Debenture Exchange Notice"), setting forth the number of shares of Series A Preferred to be so exchanged (the "Designated Shares") and the date of the closing of the exchange (the "Exchange Date"). Such Junior Debenture Exchange Notice shall be irrevocable. The closing shall take place on the Exchange Date at the principal executive office of the Corporation or at such other place as shall be stated in the Junior Debenture Exchange Notice.

         (iv) On the Exchange Date, (A) all rights of the exchanging holder with respect to the Designated Shares shall cease and such Designated Shares shall be deemed retired and canceled, (B) the holders who have elected in an Additional Exchange Notice to exchange Exchange Shares for Retained Junior Debentures shall be entitled to receive the Retained Junior Debentures in an aggregate principal amount equal to the Junior Debenture Value thereof and (C) the Offeree or Offerees identified in the Exchange Notice shall be entitled to receive Sale Debentures in an aggregate principal amount equal to the Junior Debenture Value of the Exchange Shares to be exchanged for Sale Debentures.

         (v) On the Exchange Date, the exchanging holders shall deliver the shares of Series A Preferred to be exchanged, free and clear of any Liens (as defined in the Stockholders' Agreement), the Offeree(s) shall pay to the Corporation, as agent for such holders, the purchase price for the Sale Debentures (which shall be promptly paid by the Corporation to the exchanging holders who are selling Sale Debentures), and the Corporation shall issue the Sale Debentures to the Offeree(s) and the Retained Junior Debentures in accordance with the preceding clause (iv).

         (vi) Each holder of Retained Exchange Shares may, from time to time, upon thirty (30) days prior written notice to the Corporation (a "Retained Exchange Share Notice") setting forth the number of Retained Exchange Shares (which shall not be less than the lesser of (x) 5,000 Retained Exchange Shares or (y) the total number of Retained Exchange Shares then held by such holder) designated for exchange, require the Corporation to exchange the Retained Exchange Shares so designated for Junior Debentures in an aggregate principal amount equal to the Junior Debenture Value of such Retained Exchange Shares. To the extent then permitted by law and under any agreement governing indebtedness of the Corporation or its subsidiaries for borrowed money, the Corporation shall issue the Junior Debentures in respect of such Retained Exchange Shares on or before the fifteenth (15th) Business Day following the giving of the Retained Exchange Share Notice against delivery by such holder of certificates representing the Retained Exchange Shares being exchanged to the Corporation at its principal executive office. If the Corporation shall fail to discharge its obligation to so exchange Retained Exchange Shares, the Corporation from time to time shall, to the extent then so permitted by law or otherwise under any agreement governing indebtedness of the Corporation or its subsidiaries for borrowed money, issue Junior Debentures in an aggregate principal amount equal to the Junior Debenture Value of the Retained Exchange Shares to be exchanged therefor. Such obligation shall be discharged to the fullest extent not later than the tenth (10th) Business Day after the Board of Directors shall have determined in good faith that it is permitted by law and under the terms of agreements to discharge such obligation, if any.

         FIFTH: The Corporation shall be entitled to treat the person in whose name any shares of its capital stock are registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such shares on the part of any other person, whether or not the Corporation shall have notice thereof, except as required by applicable law.

         SIXTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

         SEVENTH: Terms used in this Article SEVENTH which are not otherwise defined in this Certificate of Incorporation are used as defined in the Stockholders' Agreement. So long as the Institutional Stockholders have the right to designate directors under Section 5.1(a) of the Stockholders' Agreement, and are designating such directors, (x) the Corporation (and each of its Subsidiaries) shall not enter into a Significant Transaction without a prior Institutional Affirmative Board Vote and (y) at least one Institutional Director is required to be in attendance at any meeting of the Board of Directors in order for a quorum to exist.

         EIGHTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the By-Laws of the Corporation.

         NINTH: To the fullest extent permitted by the GCL as the same exists or may hereafter be amended, a person who is or was a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the GCL is amended after the date of filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a person who is or was a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the GCL, as so amended from time to time. No repeal or modification of this Article NINTH by the stockholders shall adversely affect any right or protection of a person who is or was a director of the Corporation existing by virtue of this Article NINTH at the time of such repeal or modification.

         TENTH: Except as set forth herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

         ELEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision contained in applicable law) outside the State of Delaware at such place as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation. Any document or agreement which is, or has terms which are, incorporated by reference herein, including without limitation the Stockholders' Agreement, shall be available for inspection by any stockholder of the Corporation at the principal executive office of the Corporation. Copies of any such document or agreement will be furnished by the Corporation to any such stockholder at the Corporation's expense.

         TWELFTH: Any notice required by the provisions of this Certificate of Incorporation shall be in writing and shall be deemed given upon delivery, if delivered personally, or by a recognized commercial courier postage prepaid with receipt acknowledged, or upon the expiration of one hundred twenty (120) hours after the same has been deposited in the United States mail, by certified or registered mail, return receipt requested, postage prepaid, and addressed, in the case of a notice to any holder of shares of capital stock of the Corporation, to such holder as such holder's address appears on the books of the Corporation, or in the case of a notice to the Corporation, at its principal executive office. Neither the failure to mail any such notice to any particular holder nor any defect in any such notice shall affect the sufficiency of notice with respect to any other Person.

         THIRTEENTH: The Corporation expressly elects not to be governed by
Section 203 of the GCL.

         IN WITNESS WHEREOF, the Corporation has caused this Restated
Certificate of Incorporation to be executed by its       this       day of
March, 2001.

                                          MSX INTERNATIONAL, INC.


                                          By:
                                             ----------------------------------
                                             Name:
                                             Title:




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